Exhibit 99.1

PRESS RELEASE

Contacts:	Robert McPherson Sr. Vice President, CFO Metals USA Holdings Corp. 954-233-1104

FOR IMMEDIATE RELEASE

METALS USA HOLDINGS CORP. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

FORT LAUDERDALE, April 9, 2010 — Metals USA Holdings Corp. (NYSE: MUSA) announced today that on April 8, 2010, an initial public offering of 11,426,315 shares of its common stock was priced at $21.00 per share. The underwriters were granted a 30-day option to purchase up to 1,713,947 additional common shares on a pro rata basis from the selling stockholders at the initial public offering price. The shares will begin trading today on the New York Stock Exchange under the trading symbol “MUSA.” The offering is expected to close on April 14, 2010.

The offering of common stock may be made only by means of a prospectus. Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. are the bookrunning managers of the offering. A copy of the final prospectus relating to the offering, when available, may be obtained from Goldman, Sachs & Co., 200 West Street, New York, NY 10282; Credit Suisse Securities (USA) LLC, Attn: Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, Phone: 1-800-221-1037; J.P. Morgan Securities Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; or Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, New York, NY 10014 or prospectus@morganstanley.com.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About the Company

Metals USA is one of the largest metal service center businesses in North America and a leading provider of value-added metal processing and inventory management services. The information contained in this release is limited and the Company encourages interested parties to read the Company’s Registration Statement on Form S-1 (File No. 333-150999), which is filed with the Securities and Exchange Commission, for more complete information about the Company.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent only the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Registration Statement on Form S-1 (File No. 333-150999) under the caption “Risk Factors.”